Employment Agreement

between

Flagstone Reassurance Suisse SA
Rue du College 1, CH-1945 Martigny

(the “Company”)

and

Guy Swayne

This Employment Agreement shall be subject to the competent authorities issuing the work and residence permits required for the Employee under Swiss law, if any.

1.	FUNCTION AND FIELD OF ACTIVITY

The Employee is employed as Chief Executive for the Company. The description of the Employee’s field of activity as well as his duties and responsibilities, is an integral part of this Agreement (ANNEX 1).

The Company has the right to assign other duties and responsibilities to the Employee which are in accordance with the Employee’s education and knowledge.

2.	RELEVANCE OF ARTICLES OF INCORPORATION AND REGULATIONS

The Company’s articles of incorporation and regulations, to be issued by the board and as amended from time to time, are an integral part of this Agreement. These articles are to be provided to the Employee.

3.	REPORTING

The Employee shall regularly report to the Board.

The Employee will also report functionally to the Group CEO.

4.	CONFLICT OF INTERESTS

The Employee shall not engage in any activities which might lead to a conflict of interests with respect to his position with the Company. In particular, the Employee shall refrain from operating, working for, or participating in any business which competes with the Company.

The Employee shall not engage in any other business activities without a written board resolution. In case of non-remunerated activities a written board resolution shall only be required in case such activities could affect the Company’s interests or the Employee’s performance.

The participation as a shareholder in the share capital of another company which is not in competition with the Company is authorized if no entrepreneurial influence is exercised.  The Employee is obliged to inform the board of transactions in the shares of other insurers/reinsurers.

5.	TERM AND STARTING DATE

This Employment Agreement is concluded for a fixed term of two years commencing September 1, 2007.

This Employment Agreement may be terminated by either party upon three months’ notice, effective as of the end of the month. The Company will not give notice before December 31, 2008, other than for Cause.

6.	PROBATION PERIOD

None.

7.	WORKING HOURS

The Employee shall devote his full working capacity exclusively to the Company.

8.	SALARY

The gross salary amounts to CHF 400,000 per year, payable in 12 monthly installments.

This amount includes all compensation for overtime.

Additionally, for all months in which the Employee leases or owns a residence in Switzerland, the Employee will be paid a gross housing allowance of CHF 7,000 per month.

9.	BONUS

The Employee may be considered for a bonus in the range 0 – 25 % of his gross salary earned, which is discretionary and conditional upon his performance, conduct and the profitability of the Company. The bonus settlement will not normally take place before the year end result is approved by the general assembly. As the employment will end during a fiscal year, the Company may it its option pay the final bonus on termination.

10.	EXPENSES

The Company shall cover all reasonable expenses (traveling and hotel expenses, expenses for invitations etc.) which arise in connection with the Employee’s activities for the Company. The Staff Policy Manual as amended from time to time contains further rules regarding reimbursement of expenses.

11.	SOCIAL SECURITY CONTRIBUTIONS

The Employee and the Company shall each pay half of the contributions for AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). The Employee’s contributions are deducted by the Company from his gross salary and a possible bonus payment.

12.	PENSION PLAN

Unless he elects otherwise consistent with Swiss law, the Employee shall participate in the Company’s pension plan. The Plan is detailed in Staff Policy Manual.

13.	ILLNESS

In case of the Employee’s inability to perform his duties under this Employment Agreement due to illness, the Employee shall continue to receive his salary for a maximum period of three months. In no case shall the Employee be entitled to receive salary after the end of this Employment Agreement.

14.	ACCIDENT

The Employee is insured for occupational as well as non-occupational accidents according to the mandatory Swiss accident insurance (UVG). The contributions for the non-occupational accident insurance shall be paid by the Employee. The Company may deduct the Employee’s contributions from his gross salary.

The continuation of salary payment in case of accident is determined by Art. 324a and 324b of the Swiss Code of Obligations. In no case shall the Employee be entitled to receive salary after the end of this Employment Agreement.

15.	DEATH

In case of the Employee’s death the Company shall pay to his wife or his minor children, or, in the absence of these heirs, other persons to whom the Employee fulfilled an obligation of support, the salary for the month of death and for the three consecutive months. Such payment shall include the Company’s obligations under Art. 338 of the Swiss Code of Obligations.

16.	VACATION

The Employee is entitled to 5 weeks of paid vacation (25 working days) per year. Vacation is pro-rated for the first year.

The Employee shall further be entitled to receive his salary at public holidays which apply in the Canton of Valais.

17.	CONFIDENTIALITY, TRADE SECRETS

All manufacturing or trade secrets including customer base, technical, organizational and financial information and all other information directly or indirectly related to the business of the Company or to the business of any customer of the Company, which is disclosed to the Employee by the Company or any of its employees and which the Employee gets acquainted with during the employment relationship with the Company, shall be treated as confidential information. At all times, both during the employment and after the termination thereof, the Employee shall keep such information secret and shall refrain from disclosing it or using it in any way for his own benefit or for the benefit of any person other than the Company.

18.	INTELLECTUAL PROPERTY RIGHTS

Inventions, designs, developments and improvements which the Employee makes while performing his employment activity and contractual duties or to which the Employee contributes belong to the Company, regardless of their protectability.

Inventions and designs which the Employee makes while performing his employment activity but not during the performance of his contractual duties or to which the Employees contributes are assigned to the Company without further formalities. The Employee shall inform the Company of such inventions or designs. The Company shall inform the Employee in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to the Employee. In case that the invention or the design is not released to the Employee, the Company shall pay him a special appropriate compensation within the meaning of Art. 332 (4) of the Swiss Code of Obligations.

The rights to works of authorship (drafts, models, plans, drawings, texts) which the Employee creates while performing his employment activity, whether during the performance of his contractual duties or not, including the right to uses not yet known at this time, are transferred completely and exclusively to the Company.

19.	MISCELLANEOUS

This Agreement together with Annexes and any other signed agreements of like date form the entire contract between the Employee and the Company. Amendments to this Employment Agreement shall only be valid if made in writing. E-mails shall not form any part of this contract or any amendment thereto; however documents exchanged electronically but signed by hand shall constitute valid contracts and amendments.

Should any provision of this Employment Agreement be fully or partially invalid or ineffective, the other provisions or parts shall remain valid and in full force and effect. In such event, the invalid or ineffective provision or part shall be replaced by a provision which best reflects the economic intentions of the parties without being invalid or ineffective, having due regard to the subject and purposes of this Employment Agreement.

This Agreement replaces in its entirety any previous Agreements between the Employee and the Company, which are hereby rendered null and void.

20.	APPLICABLE LAW

This Employment Agreement is subject to Swiss law.

Annex 1

Description of Field of Activity as well as Duties and Responsibilities

1.	Head of FSRS Operations in Switzerland.

2.	Development of business related to various clients and regions and lines of Business.

3.	Assistance to Board in development of strategy for Swiss operations.

4.	Close cooperation with Flagstone Re employees and teams, especially with Martigny CUO, Group CEO and Group Chairman.

5.	Underwriting within such limits as are allocated by the Board from time to time.

6.	Supervision of Underwriters within such limits as are allocated by the Board from time to time.

7.	Participate in overall relationship management with PRS.

8.	Attendance at conferences and meetings in capacity as a senior representative of FSRS.

9.	Recruiting, hiring, training, motivating, and evaluating Switzerland staff.

10.	Recruiting/developing an internal or external replacement CEO within two years.

Before conclusion of legal matters or completion of measures which are not part of the normal business activity, the CUO/CEO has to refer to the Board for completion. Such activity or measures are to be of high relevance or constitute a high risk potential.

The general guidance above notwithstanding, the following activities and issues are always to be submitted to the Board:

1.	Investments or yearly expenses which exceed CHF 100.000.--

2.	relevant contracts such as cooperation with third parties, leasing.

3.	guarantees, credits, leases, participations, etc.

4.	hiring of personnel

5.	real estate transactions

6.	creation of branches or business centers

7.	conclusion of contracts with impact exceeding the normal business activity or which are of vital importance for the company

8.	conclusion of all business which are board power reserved

-----------ENDS------------

21.	ANNEXES

The agreements and regulations attached to this Employment Agreement, as amended from time to time, form an integral part of this Agreement.

Place, Date:       Bermuda 20 July 07

/s/ Mark Byrne
Mark Byrne
Director and Chairman

/s/ Guy Swayne
Employee

ANNEXES

Staff Policy Manual